Exhibit 99.1

IEC Announces Strong First Quarter Results For Fiscal 2008

•	Revenue increased 21% from Q1 2007
•	Substantially increased earnings over Q1 2007
•	Earned AS9100 certification

Newark, NY - January 28, 2008 - IEC Electronics Corp. (IECE.OB) announced its results for the first quarter of fiscal 2008, ending December 28, 2007.

The Company reported revenue of $11.2 million for the quarter and net profit of $420,000 or $0.05 per share. This compares to revenue of $9.2 million and net loss of ($576,000) or ($0.07) per share for the quarter ended December 29, 2006.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “We had a solid quarter, and are pleased with the improvement in both sales and profitability. The Company’s manufacturing operation is getting stronger. In Q1 fiscal 2007, we hired more than 100 new employees during the quarter. Although we have not yet achieved the desired level of efficiency from that very substantial number of new hires, we have made progress.

Looking back at Q1 of fiscal 2007, the first quarter’s results were negatively impacted by a $389,000 write-off attributable to the insolvency of Mangrove Systems Inc., which was subsequently acquired by Carrier Access Corporation (CACS) during Q2 of fiscal 2007. Our pro forma earnings without the write-off would have been ($187,000) or ($0.02) per share.

Looking forward, we continue to expand our recognition in the Aerospace industry with our portfolio of elite accounts and the respect we are earning from major OEMs. During the quarter the Company added a new Aerospace customer. It is a multi-billion dollar company in the southern United States with an impressive brand name and reputation. The relationship, which will grow over time, began with an approximate $1 million dollar order to be shipped over the next few quarters.

We earned our AS9100 certification during the quarter, which is an important milestone for the Company and further strengthens our position in the Military and Aerospace sectors. AS9100 is a select quality certificate, and one highly respected by both industries. Achieving this certification is part of a continuing realization of IEC’s vision, “Absolutely, Positively Perfect and On Time”(sm) as discussed in the shareholder letter included in the 2007 Annual Report. That vision is the basis on which we, as a Company, make all of our investment decisions, personnel decisions, and decisions governing all our manufacturing operations.
Continuing our look forward, we do not see at this time any slowdown in our orders. Our backlog has actually grown modestly during the quarter and, overall, we do not seem to be encountering recession sentiment in our markets as suggested by the securities markets and the media. We do have certain customers whose business is soft due to apparent lackluster growth in their end markets. However that is being offset by a number of customers that have more than doubled their revenue with us over the same period of time. Our customers represent a diverse group of industries. The Military, Aerospace and Industrial sectors continue to expand and do so with products which are unrelated to any military conflicts.

As I have said previously, the Company is moving in the right direction and we are confident that we are creating future value for our shareholders and opportunity for our employees.”

As a full service EMS provider, IEC is AS9100 registered, ISO-9001: 2000 registered, and a NSA approved supplier under the COMSEC standard. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC’s first quarter 2008 results can be found on its web site at www.iec-electronics.com/documents/finance/Q12008pressrelease

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2007 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact: Heather Keenan
        IEC Electronics Corp.
(315) 332-4262
        hkeenan@iec-electronics.com